Time Warner Cable Underwriting Syndicate Members

ABN AMRO, Inc.
Citigroup Global Markets, Inc.
Deutsche Bank Securities
Wachovia Securities
Banc of America Securities LLC
Barclays Capital
BNP Paribas
Calyon Securities (USA), Inc.
Daiwa Securities SMBC Europe
Dresdner Kleinwort
HSBC Securities (USA), Inc.
Mitsubishi UFJ Securities
Mizuho Securities (USA), Inc.
RBS Greenwich Capital
Scotia Capital (USA) Inc.
Bear, Stearns & Co. Inc.
BMO Capital Markets
Credit Suisse Securities (USA), LLC
Fortis Securities, LLC
Goldman, Sachs & Co.
Guzman & Company
JP Morgan Securities, Inc.
Lehman Brothers Inc.
Lloyds TSB
Merrill Lynch & Co.
Morgan Stanley & Co. Inc.
Utendahl Capital Partners, L.P.
The Williams Capital Group, L.P.